Exhibit (i)(5)

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December 3, 2014

RBC Funds Trust 50 South Sixth Street, Suite 2350 Minneapolis, MN 55402

Re: RBC Funds Trust

Ladies and Gentlemen:

We have acted as counsel to RBC Funds Trust, a Delaware statutory trust (the “Trust”) and its separate series in connection with Post-Effective Amendment No. 79 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed and relied upon originals, copies or facsimile transmissions of, among other things, the following: the Amendment; the Trust’s Agreement and Declaration of Trust dated December 16, 2003, as amended and supplemented, and the Trust’s By-Laws effective January 13, 2004. In addition, we have reviewed and relied upon a certificate issued by the Secretary of the State of Delaware dated December 3, 2014, with respect to the Trust. We have also examined such documents and questions of law as we have deemed are necessary or appropriate for purposes of the opinion expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided to us have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Amendment, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise.

RBC Funds Trust December 3, 2014 Page 2

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be sold pursuant to the Amendment, when it becomes effective subsequent to filing with the Commission, will have been validly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Trust, as described in the Amendment, will have been legally issued and, subject to the qualifications set forth in the Agreement and Declaration of Trust, will be fully paid and non-assessable by the Trust. In this regard, we note that, pursuant to Section 5 of Article IV of the Declaration of Trust, the Trustees have the power to cause each Shareholder of the Trust, or each Shareholder of any particular Series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, dividend disbursing, shareholder servicing or similar agent, or for other expenses that may properly be borne by Shareholders, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to be filed with the Commission in connection with the continuous offering of the Trust’s shares of beneficial interest, as indicated above. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP